                                                                   Exhibit 10(a)


INDEPENDENT AUDITORS' CONSENT

Mercury Gold and Mining Fund of
Mercury Asset Management Funds, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-65955 of our report dated July 19, 1999 appearing in the annual report to shareholders of Mercury Gold and Mining Fund of Mercury Asset Management Funds, Inc. for the period February 26, 1999 (commencement of operations) to May 31, 1999, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



Deloitte & Touche LLP
Princeton, New Jersey
September 7, 1999